Exhibit 99.1

MWI ENTERS THE INTERNATIONAL ANIMAL HEALTH MARKET BY ACQUIRING CENTAUR SERVICES LIMITED

MERIDIAN, ID, February 8, 2010 — MWI Veterinary Supply, Inc. (“MWI”) (NASDAQ: MWIV) announced today that it has acquired Centaur Services Limited (“Centaur”), a supplier of animal health products and services to veterinarians in the United Kingdom.  The transaction is valued at approximately $47 million, consisting of $45 million in cash and $2 million in a note payable in one year.  This acquisition provides an opportunity for MWI to participate in the international market and expand its role in the animal health industry.

Based in Somerset, England, Centaur is a supplier of animal health products to veterinary practices in the United Kingdom.  Centaur has a distribution center located in Somerset, England and had total revenues of approximately GBP 140 million (approximately $220 million based on the current exchange rate) for the year ended December 31, 2009.  Founded in 1964, Centaur has approximately 200 employees and serves 1,200 veterinary clinics in the United Kingdom with a product offering of over 18,000 items.

Jim Cleary, President and Chief Executive Officer of MWI, commented: “MWI has positioned itself to continue its growth within the United States and now internationally.  Centaur is a high-quality company that will allow us to serve veterinarians in the United Kingdom.  We believe that it will be a great partnership and one that will bring further growth opportunities.  We welcome the Centaur team to MWI.”

Paul Gerring, Managing Director of Centaur, commented: “We are looking forward to working with a strong company that has a great reputation in the animal health industry.  Our team is excited to develop this relationship and be part of a company with proven success.  Both Centaur and MWI are focused on providing high levels of customer service to veterinarians.”

Given the effect of this acquisition, MWI is revising its previous revenue guidance of $1.0 billion to $1.035 billion.  MWI now expects revenues will be from $1.14 billion to $1.18 billion, which represents growth of 21% to 25% compared to revenues in fiscal year 2009.  The transaction is expected to be accretive to MWI in fiscal year 2010 before giving effect to acquisition-related expenses and integration costs.  However, it is expected to be neutral to MWI’s earnings in fiscal year 2010 after giving effect to acquisition-related expenses and integration costs, which will primarily impact the quarter ended March 31, 2010.  The transaction is expected to be accretive to MWI’s earnings by approximately $0.10 in fiscal year 2011.

MWI is now a distributor of animal health products to veterinarians across the United States and United Kingdom. Products MWI sells include pharmaceuticals, vaccines, parasiticides, diagnostics, capital equipment, supplies, veterinary pet food and nutritional products. We market these products to veterinarians in both the companion animal and production animal markets. For more information about MWI, please visit our website at www.mwivet.com. For investor relations information please contact Mary Pat Thompson, Senior Vice President of Finance and Administration and Chief Financial Officer at (208) 955-8930 or email investorrelations@mwivet.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include the impact of vendor consolidation on our business; changes in or availability of vendor rebate programs; vendor rebates based upon attaining certain growth goals;  changes in the way vendors introduce products to market; exclusivity requirements with certain vendors that may prohibit us from distributing competing products manufactured by other vendors; risks associated with our international operations; transitional challenges associated with acquisitions, including the failure to achieve anticipated synergies; financial risks associated with acquisitions; the impact of general economic trends on our business; the recall of a significant product by one of our vendors; extended shortage or backorder of a significant product by one of our vendors; seasonality; the timing and effectiveness of marketing programs offered by our vendors; the timing of the introduction of new products and services by our vendors; the ability to borrow on our credit line, extend the terms of our credit line or obtain alternative financing on favorable terms or at all; risks from potential increases in variable interest rates; unforeseen litigation; a disruption caused by adverse weather or other natural conditions; inability to ship products to the customer as a result of technological or shipping disruptions; and competition. Other factors include changes in the rate of inflation; changes in state or federal legislation or regulation; the continued safety of the products the Company sells; and changes in the general economy. Investors should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose any material non-public information or other confidential commercial information. Accordingly, stockholders should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report. Furthermore, we have a policy against issuing or confirming financial forecasts or projections issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the responsibility of MWI Veterinary Supply, Inc.